Event ID:   3275974
Culture:   en-US
Event Name:   Q1 2011 RAND LOGISTICS INC Earnings Conference Call
Event Date:   2010-08-10T12:30:00 UTC

C: Lesley Snyder;RAND LOGISTICS INC;IR
C: Laurence Levy;RAND LOGISTICS INC;Chairman, CEO
C: Scott Bravener;RAND LOGISTICS INC;President of Lower Lakes
C: Joe McHugh;RAND LOGISTICS INC;CFO
C: Edward Levy;RAND LOGISTICS INC;President
P: Fred Buonocore;CJS Securities;Analyst
P: Operator;;

+++ presentation
Operator: Good morning. My name is Brandy, and I will be your conference operator today. At this time, I would like to welcome everyone to the first quarter fiscal year 2011 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (Operator Instructions). Thank you. I would like now to turn the call over to Lesley Snyder, Investor Relations Counsel. Please go ahead.

Lesley Snyder: Thank you, operator. Good morning ladies and gentlemen, and welcome to Rand Logistics' fiscal 2011 first quarter conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand’s Chief Financial Officer. A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentations.html.

Before we begin, we'd like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control, and some of which might not even be anticipated. Future events and actual results affecting our strategic plan as well as our financial position, results of operations and cash flow, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets, the weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age.

For more a detailed description of the uncertainties and other factors, please see the Risk Factors section in Rand's annual report on Form 10-K as filed with the Securities and Exchange Commission on June 16, 2010. And with that I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results; Joe McHugh, our Chief Financial Officer, will review the financial results; and Ed Levy, Rand's President, will discuss capital deployment opportunities and our fiscal 2011 earnings outlook. We will then open the call up for questions.

We experienced an overall increase in demand in our markets during the fiscal first quarter, as compared to the same period last year, when a weakened economy delayed the start of the 2009 sailing season for certain of our vessels. Overall, we are satisfied with our fiscal first quarter operating performance, as we continued to achieve operational improvements within the fleet.

We are, however, disappointed that these improvements, as well as an improvement in sailing days, were partially offset by a major mechanical incident on the Saginaw, which resulted in approximately 43 days of downtime in the quarter. Scott will elaborate on this later. We estimate that we incurred approximately $400,000 in excess repair expenses in the fiscal first quarter related to this single incident. Of greater impact to the quarterly performance was the forgone revenue and profit from the affected vessel not operating, as well as the inefficiencies created in our trade patterns resulting from having to substitute other less optimal vessels.

Notwithstanding the mechanical incident and resulting inefficiencies, we feel that our fiscal first quarter results, including a 26.8% increase in operating income before depreciation, amortization, and a one-time loan amendment fee, and the operating results for the latest 12 months of $23 million, clearly illustrate the benefits of our differentiable and sustainable, competitive advantages. These include high barriers to entry, a nonduplicatable asset portfolio, customer and end market diversification, long-term contracts with revenue visibility and an efficient cost structure. Now, I'd like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thanks, Laurence. While demand for many of the commodities that we transport remains below their trailing five-year averages, I'm pleased to report that thus far in the 2010 sailing season, our customer demand has been consistent with our expectations. Currently, we are experiencing steady demand and expect it to extend through the remainder of our sailing season. As such, we are confident that sufficient demand will exist to support the operation of our entire fleet through the remainder of the 2010 sailing season.

Thus far in the 2010 sailing season, our revenues are up 10% while our tonnage is up 2%. Our revenue and tonnage improvement are driven not only by an increase in vessel sailing days, which have  improved meaningfully as compared to last year, but also as a result of a better product mix. Several years ago, we initiated a strategy to maximize a commodity mix to drive organic growth. We believe that we are beginning to see the benefit of this sales and marketing strategy, and that over time it will allow us to maximize our per day profit metrics.

We are experiencing varying degrees of demand improvement across the markets that we serve.

Lakes-wide, iron ore shipments increased by 130% in the first quarter versus the same period in the previous year and were comparable with the trailing five-year average for the first quarter. North American steelmakers are running at approximately 75% of capacity, versus 40% for the same period a year ago. Our shipments increased by 31% during this period, as compared to the same period last year. Based on discussions with customers, we expect to see quarter over quarter increases in our iron ore tonnage for the remainder of the year.

Lakes-wide, aggregate shipments increased 34.6% versus the same period one year ago while remaining approximately 16.6% behind the historical five-year average for the period. The increase is primarily attributable to the improved demand from the steel industry for lime and fluxing stone. The construction industry has seen very little benefit from government stimulus efforts to date. For the first fiscal quarter, our shipments increased modestly in line with construction related demand.

Coal shipments, lakes-wide, decreased by 2% from the year ago quarter and are down approximately 28.1% from the historical five-year average. This is attributable to reduced demand for power generation, declining coal fired electrical generation demand, and high inventory levels. Lower Lakes increased shipments by 51% to our industrial customers during the fiscal first quarter, as many of these customers ceased or back-loaded their orders in the first half of last year, due to economic uncertainty.

Lakes-wide salt tonnages declined significantly due to an abnormally mild and dry winter in the Great Lakes region. The tonnage that we carried declined by 26% in the first quarter versus the same period last year, and we expect this trend to continue for the remainder of 2010.

Lastly, our grain tonnages have been reduced significantly during the first quarter due to weak export markets and grain quality issues within our milling markets. Tonnages in the first quarter were down approximately 26% in comparison to the same period last year. We expect these tonnages to rebound closer to historical levels in the second half of the year.

With few exceptions, our vessels were operating on April 1, 2010, and our total sailing days for the quarter equaled 1,023 days or 93.7% of a theoretical maximum of 1,092 days. This represents a 12.2% increase from the 912 days sailed in the comparable quarter last year. The increase in sailing days was a result of stronger overall markets, an earlier commencement of the 2010 sailing season, and the sailing of the McKee Sons, which did not sail in the three-month period ended June 30, 2009. This performance was achieved despite approximately 43 days of down time, or 3.9% of our potential fiscal first quarter sailing days, due to a major mechanical incident on the Saginaw.

Specifically, during the quarter, the Saginaw suffered a boom hoist failure, which resulted in the unloading boom collapsing over the shipside. This incident was unprecedented in its nature, and the resultant major structural damage to the unloading boom and the extended vessel outage had a material impact on our quarterly results. There were no injuries, loss of life or environmental impact from this incident, and the damage was insured. We continue to enhance our processes with a focus on improvements to our planned maintenance system in order to guard against incidents of this magnitude.

We were very pleased to recently announce our plans to convert our last steam powered vessel, the SS Michipicoten, to diesel power. We expect to begin this project in December of 2010 and estimate that it will take approximately 120 days to complete. The Michipicoten is the fourth vessel in our fleet to be repowered since the year 2000. This continued investment ensures that we remain a leader within our industry in providing efficient, cost effective and environmentally responsible water-borne transportation services. With that I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott. I would now like to give you a more detailed explanation of our financials.

Total revenue during the three-month period ended June 30, 2010 was $36.8 million, an increase of $7.5 million or 25.8% compared to $29.3 million during the three-month period ended June 30, 2009. The increase was primarily attributable to increased sailing days, higher fuel surcharges, and a stronger Canadian dollar, and increased freight demand.

Freight and related revenue generated from Company-operated vessels increased by $4.3 million or 17.6% to $28.4 million during the three-month period ended June 30, 2010, compared to $24.1 million during the three-month period ended June 30, 2009. Freight and related revenue per sailing day increased by $1,292 or 4.9% to $27,767 per sailing day in the three-month period ended June 30, 2010, compared to $26,475 in the three-month period ended June 30, 2009. This increase was attributable to a stronger Canadian dollar, improved productivity by several vessels, and contractual pricing increases in the three-month period ended June 30, 2010, compared to the three-month period ended June 30, 2009.

Outside voyage charter revenues increased by $241,000 or 13.4% to $2.0 million during the three-month period ended June 30, 2010, compared to $1.8 million during the three-month period ended June 30, 2009. The increase in outside voyage charter revenue was primarily attributable to a stronger Canadian dollar.

Vessel operating expenses increased by $5.7 million or 32.1% to $23.6 million in the three-month period ended June 30, 2010, compared to $17.9 million in the three-month period ended June 30, 2009. This increase was primarily attributable to increased fuel pricing, increased costs from operating our vessels for 111 additional sailing days, and a stronger Canadian dollar. Vessel operating expenses per sailing day increased by $3,484 or 17.8% to $23,096 in the three-month period ended June 30, 2010, compared to $19,612 in the three-month period ended June 30, 2009.

Our general and administrative expenses remained relatively flat at $2.4 million year over year. The negligible decrease in general and administrative expenses was a result of a loan amendment fee of $436,000 incurred in the three-month period in June 30, 2009, offset by a stronger Canadian dollar and higher restricted stock amortization expense in the three-month period ended June 30, 2010. Our general and administrative expenses represented 6.4% of revenues during the three-month period ended June 30, 2010, a decrease from 8.2% of revenues during the three-month period ended June 30, 2009.

Interest expense decreased $140,000 to $1.3 million during the three-month period ended June 30, 2010, from $1.4 million during the three-month period ended June 30, 2009. The decrease in interest expense was primarily a result of slightly lower average debt balances, the expiration of interest rate swaps on $15 million of our Canadian term loan, subsequent to the three-month period ended June 30, 2009, and a decrease in our applicable margin of 0.25% on most of our of our borrowings, partially offset by the stronger Canadian dollar during the three-month period ended June 30, 2010.

Including the $20 million increase in the Canadian term loan, which was closed yesterday, we expect interest expense in fiscal 2011 to drop to approximately $5 million at current rates, compared to $5.1 million in the prior year, due to the recent expiration of an interest rate cap on a $15 million portion of our term debt, scheduled principal payments, and a reduced average revolver debt balance, partially offset by the increased Canadian term loan and a stronger Canadian dollar. Our average cost of total debt will drop from approximately 7.25% in fiscal 2010 to approximately 6.25% in fiscal 2011, at current interest rates.

The Canadian dollar strengthened by approximately 14% versus the US dollar, averaging approximately $0.97 USD per CAD during the three-month period ended June 30, 2010, compared to approximately $0.86 USD per CAD during the three-month period ended June 30, 2009. The Company's balance sheet translation rate decreased from approximately $0.98 USD per CAD at March 31, 2010, to approximately $0.94 USD per CAD at June 30, 2010.

As a result of the items described above, during the three-month period ended June 30, 2010, the Company's operating income before depreciation, amortization and a one-time loan amendment fee, increased by $1.9 million or 26.8% to $8.8 million, compared to $6.9 million during the three-month period ended June 30, 2009.

Finally, I would ask you to turn to slide 11 of the presentation available on Rand's website under Investors, Events and Presentations. We believe that this chart, which illustrates the Company's trailing four quarters operating income plus the depreciation and amortization since the time of Rand's purchase of Lower Lakes, is indicative of the earnings quality of the Company in both good and difficult economic conditions. With that, I'd like to turn the call over to Ed to discuss our fiscal 2011 earnings opportunities. Ed?

Edward Levy: Thanks, Joe. We are excited about the repowering of the Michipicoten. Besides the strategic merits of the project, which Scott discussed, we believe that the returns from the investment are very attractive. Based on our experience with a similar vessel repowering in 2008, we estimate that this $15 million investment will generate an annual return on invested funds in the mid-teens, which significantly exceeds our cost of debt capital.

We are financing this project with an additional $20 million Canadian dollar term loan provided by certain of our existing lenders, which we are pleased to announce was closed yesterday.

As previously stated, subsequent to the repowering of the Michipicoten, we are projecting to generate between $0.90 to $1 of free cash flow per share, assuming no drastic deterioration in economic conditions.

We are not prepared to provide specific earnings guidance for the fiscal year ending March 31, 2011. However, we believe that based on current exchange rates and economic conditions, our trailing 12-months operating income of $23 million before depreciation, amortization, and a one-time amendment fee, is reflective of the area that we expect to achieve for our full-year ending March 31, 2011 earnings. These results do not adjust for the one-time expenses related to repairing the Saginaw or the significant earnings that were forgone due to the downtime and inefficiencies from this incident.

In addition, we are expecting interest expense and capital expenditures to equal $5 million and $8.5 million respectively for the year ending March 31, 2011. Given our NOL, which exceeded $33 million on June 30, 2010, we expect our cash taxes to be minimal this fiscal year.

As a result of excess cash flow generated from operations, as well as the portion of the incremental term loan not used to finance the Michipicoten engine, we expect to have a significant amount of capital to deploy. We are currently evaluating a number of additional potential attractive investment opportunities. We would expect each of these opportunities to allow us to generate unlevered returns in the mid-teens, and therefore they would be accretive to the $0.90 to $1 of free cash flow per share per year guidance that we have already presented.

We look forward to keeping you apprised of Rand's continued progress. With that, I'd like to turn the call back to the operator and open it up for questions.

+++ q-and-a
Operator: (Operator Instructions). You have a question from the line of Fred Buonocore with CJS Securities.

Fred Buonocore: Yes, good morning.

Laurence Levy: Good morning, Fred.

Fred Buonocore: Could you go through a little bit more the profit impact from the Saginaw incident? I realize what the repair expense was, but just getting a sense of what your EBITDA might have been had this not occurred.

Laurence Levy: Scott, would you address that, please?

Scott Bravener: Good morning, Fred. Yes, while we don't generally quantify the numbers on the individual vessels, we'll say that the impact to our income statement in direct cost to the Company was well north of $1 million.

Fred Buonocore: Okay. So it really would have been a very strong quarter except for this incident. Got it. Then can you talk a little bit about Ed's concluding comments about some of the other investment opportunities that you'd be looking at beyond the repowering of the Mich, like what sorts of things that you're considering?

Laurence Levy: Ed, would you like to address that?

Edward Levy: Sure, good morning, Fred.

Fred Buonocore: Good morning.

Edward Levy: Fred, I think that they really fall into two buckets. One relates to continued investment in the fleet to drive operational improvements, to continue to drive down the cost metrics that we're focused on. And then the other relates to some balance sheet clean-ups we have talked about in the past, the ability to repay the accrued dividend on our preferred. And I think that in the relatively near term, we'll make some decisions as to the right direction to go vis-a-vis that excess capital.

Fred Buonocore: Great. And can you just clarify or I guess repeat for me the expected time line as it relates to the Mich, and kind of when we should see that back in service? And you're going to be increasing the efficiency of this vessel quite a bit. What makes you think that it will be fully utilized when you do get it back into service? Thank you.

Laurence Levy: Scott, can you address that, please?

Scott Bravener: Yes, Fred, we're looking at removing that vessel from service approximately mid-December this year, and hope to have it back in service by mid April of next year. And as you stated, the vessel will be much more efficient, be faster, less fuel consumption and less labor involved, quite similar to what we experienced with the Saginaw. And we do have a full book of business going forward for that vessel in the trading pattern that it presently services. Some of the other vessels that we utilized to augment that vessel, we will have not have to use them to the same degree in that same trade pattern, which will increase our efficiencies within that trade pattern.

Fred Buonocore: Okay. I think I get it. And then just finally, you give a very helpful review of the different commodities that you focus on. But just circling back there, I mean, you're talking about increasing demand and a better situation this year than last. However, it seems that outside of steel related demand you've got some fairly strong headwinds. Can you just kind of reconcile those headwinds in salt and grain to your comments that you're just overall seeing stronger demand and should continue to see improvement in marine freight revenue year over year?

Scott Bravener: As noted, Fred, the strongest increase in demand in the Great Lakes market was of course the steel industry, which was virtually nonexistent in the first quarter of last year. It's rebounded fairly sharply in this quarter. As you're aware, we don't have an over-reliance as a Company on the steel industry in particular, so we haven't seen the depths nor the rebound with that.

The biggest headwind that we're facing as a company this year was the drop in salt tonnages, which isn't related to the economy, but was more weather related. We've had the worst carryovers in 20 years in the Great Lakes salt markets, due to the abnormal winter that we had last year. That will not rebound with the economy this year. The only thing that cures that is a return to normal winter conditions and we would not expect to have multiple years of what we just experienced this winter.

As far as the grain markets, especially tonnage is down more related to the weak export market this spring. As we stated, the vessel that primarily trades in the export market is back full-time in the grain for the balance of this year, so we expect that to remain fairly strong. And with the new crops coming in, in the next month or so, we expect some of the issues in some of the milling markets that we service with grain quality issues to rectify themselves with the new crops.

Fred Buonocore: Okay. Thank you very much.

Operator: (Operator Instructions). At this time, there are no further questions.

Laurence Levy: Thank you, operator. So with that, we'd like to wind up Rand's first quarter call. We thank you all for participating, and we would enjoy the opportunity to talk with each of you if you would like to speak with any of us directly, and we look forward to keep you apprised as Rand continues to grow and progress.

Operator: This concludes today's conference. You may now disconnect.